Exhibit 99.1
News Release
Media Contact: Megan Manzari Investor Contact: Matt Scalo
(385) 318-3718 (801) 584-3532
megan.manzari@myriad.com matt.scalo@myriad.com

Myriad Genetics Reports Second Quarter 2023 Financial Results and Reaffirms 2023 Revenue and Adjusted EPS Guidance; Generates the Fourth Consecutive Quarter of Double-Digit Year-Over-Year Testing Volume Growth
Highlights:
•Second quarter testing volume grew 17% year-over-year, excluding contributions from the SneakPeek® Early Gender DNA Test.
In the second quarter:
▪Hereditary cancer test volumes grew 20% year-over-year, the third consecutive quarter of double-digit growth year-over-year.
▪GeneSight® pharmacogenomics test volumes grew 23% year-over-year.
▪Prenatal test volumes grew 12% year-over-year, excluding contributions from the SneakPeek Early Gender DNA Test.
•Second quarter revenue of $183.5 million, grew 2% year-over-year, inclusive of a $11.7 million change of estimate in the second quarter of 2022 versus an immaterial amount in the current quarter. Excluding these change of estimates, second quarter 2023 revenue increased 10% year-over-year, the third consecutive quarter of double-digit revenue growth.
•Diluted GAAP earnings per share (EPS) were $(1.42) and adjusted EPS were $(0.08) in the second quarter of 2023.
•GAAP cash flow from operations was $(0.9) million in the second quarter of 2023; adjusted cash flow from operations was $5.9 million.
•Established a new $90 million asset-based credit facility that includes an option to increase the facility to $115 million.
•Agreed to settle securities class action lawsuit subject to court approval.

SALT LAKE CITY, August 3, 2023 – Myriad Genetics, Inc. (NASDAQ: MYGN), a leader in genetic testing and precision medicine, today announced financial results for its second quarter ended June 30, 2023. The Company also provided an update on its business performance and 2023 financial guidance.
“Strong double-digit test volume growth in the second quarter of 2023 continues to reflect greater adoption by providers as we continue to emerge from the pandemic restrictions on access and Myriad’s improved commercial execution across our businesses. We're pleased with ongoing share gains in our hereditary cancer testing franchise, particularly the 21% year-over-year volume growth in Women's Health," said Paul J. Diaz, president and CEO, Myriad Genetics. "Excluding changes in estimated revenue, Myriad generated 10% year-over-year revenue growth in the second quarter of 2023, even as the company, and the diagnostics lab industry, continue to work through challenging payor dynamics that negatively impacted our second quarter revenue by approximately $4 million. We believe these dynamics are largely transitory and we remain focused on working collaboratively with payers to support reimbursement for the services we provide to healthcare providers and their patients." Mr. Diaz concluded, “In the second quarter of 2023, we generated strong gross margins, managed operating expenses and improved our financial flexibility by executing on a new credit facility. We remain confident in our ability to achieve our goal of adjusted profitability by the fourth quarter and sustainable 10%+ annual revenue growth."
Financial and Operational Highlights:
•Test volumes of 358,325 in the second quarter of 2023 increased 38% year-over-year, or 17% excluding contributions from the SneakPeek Early Gender DNA Test.
•The following table summarizes sequential and year-over-year quarterly testing volume changes in the company's core product categories:

	Three months ended June 30, 2023	Three months ended March 31, 2023	Three months ended June 30, 2023
	Year-over-Year	Year-over-Year	Sequential
Product volumes:
Hereditary cancer	20%	24%	8%
Tumor profiling	8%	5%	(2)%
Prenatal	71%	77%	(2)%
Pharmacogenomics	23%	31%	7%
Total	38%	45%	3%

•Excluding contributions from the SneakPeek Early Gender DNA Test:
◦Prenatal testing volumes in the second quarter 2023 increased 12% year-over-year and 1% sequentially. In the first quarter 2023 prenatal testing volumes increased 12% year-over-year and 16% sequentially.
•The following table summarizes year-over-year quarterly revenue changes in the company's core businesses by product category:

	Three months ended			Six months ended
(in millions)	June 30, 2023	June 30, 2022	% Change	June 30, 2023	June 30, 2022	% Change
Product revenues:
Hereditary cancer	$76.7	$79.4	(3)%	$152.4	$150.3	1%
Tumor profiling	36.0	33.5	7%	73.3	66.0	11%
Prenatal	35.6	33.3	7%	71.8	65.2	10%
Pharmacogenomics	35.2	33.1	6%	67.2	62.4	8%
Total	$183.5	$179.3	2%	$364.7	$343.9	6%

•Year-over-year revenue growth in the second quarter of 2023 reflects an $11.7 million addition to revenue in the second quarter of 2022 from change of estimates1 compared to an immaterial change in estimated revenue in the second quarter of 2023.
•GAAP gross margins of 68.5% in the second quarter of 2023; adjusted gross margins for the second quarter of 2023 was 69.0%, an increase of 130 basis points from the first quarter of 2023, reflecting disciplined execution from the laboratory operations team.
•GAAP total operating expenses in the second quarter of 2023 were $239.4 million. Adjusted operating expenses in the quarter were $133.4 million. On a sequential basis, adjusted operating expenses in the second quarter decreased $11.1 million, reflecting seasonality and general cost management activities.
•GAAP operating loss in the second quarter of 2023 was $113.7 million, which factors in settlement costs for the securities class action lawsuit, which is subject to court approval, of $77.5 million; adjusted operating loss in the quarter was $6.8 million.
•Ended the second quarter of 2023 with $127.8 million in cash, cash equivalents and marketable investment securities, which includes $40.0 million of borrowings under the new asset-based credit facility.

1 Change of estimates may include both positive and negative adjustments primarily driven by changes in the estimated transaction price due to contractual adjustments, actual cash collections, and obtaining updated information from payors and patients that was unknown at the time revenue was recognized.

Business Performance and Highlights:

Oncology
The Myriad Genetics Oncology business provides hereditary cancer testing, including the MyRisk® hereditary cancer test for patients who have cancer. It also provides tumor profiling products such as the myChoice® CDx companion diagnostic test, the Prolaris® prostate cancer test, Precise™ Tumor molecular profile test and the EndoPredict® breast cancer prognostic test. The Oncology business delivered revenue of $80.7 million in the second quarter of 2023.
•Second quarter hereditary cancer testing volumes in Oncology grew 18% year-over-year. In addition, Prolaris continued to see strong demand as second quarter testing volumes grew 13% year-over-year.
•Named leading medical oncologist and University of Pittsburgh School of Medicine professor of medicine, Adam Brufsky, MD, PhD, FACP, as Scientific Advisor to the Oncology business unit. Dr. Brufsky is responsible for guiding clinical development and medical affairs to further elevate the Precise™ Oncology Solutions portfolio.
•In June 2023, we entered into a research collaboration with the University of Texas MD Anderson Cancer Center to use our minimal residual disease testing platform, a tumor-informed high-definition assay that detects circulating tumor DNA (ctDNA), to support research focused on metastatic renal cell carcinoma treatment selection and response.
•Added the Folate Receptor Alpha test as an enhancement to the Precise Oncology Solutions portfolio to help guide treatment decisions for women living with ovarian cancer.

Women’s Health
The Myriad Genetics Women’s Health business serves women of all ancestries by assessing their risk of cancer and offers prenatal testing solutions for those who are pregnant or planning a family. The Women’s Health business delivered revenue of $67.6 million in the second quarter of 2023.
•Second quarter hereditary cancer testing volumes in Women's Health grew 21% year-over-year, driven by competitive account wins and increased adoption by providers of MyRisk for patients whose family history puts them at a higher risk for cancer.
•Excluding the contributions from the SneakPeek Early Gender DNA Test, prenatal testing volumes in the second quarter of 2023 grew 12% versus the second quarter of 2022.
•In collaboration with SimonMed® Imaging, one of the largest independent outpatient medical imaging providers and physician radiology practices in the U.S., we launched a new Breast Cancer Risk Assessment Program in the second quarter of 2023. This program combines diagnostic imaging and genetic risk assessment utilizing MyRisk with RiskScore® and patient education. The program is expected to enable affordable access to genetic testing and deliver personalized insights to better inform clinical decisions for millions of potential patients.
•During the second quarter of 2023, Myriad surpassed one million Prequel® tests provided to-date.

Mental Health
The Myriad Genetics Mental Health business consists of the GeneSight test that covers 64 medications commonly prescribed for depression, anxiety, attention deficit hyperactivity disorder, and other psychiatric conditions. GeneSight helps physicians understand how genetic alterations impact patient response to antidepressants and other drugs. In the pharmacogenomics category, the GeneSight test recorded revenue of $35.2 million in the second quarter of 2023.
•In the second quarter, Myriad Genetics added approximately 4,000 clinicians who ordered GeneSight for the first time.
•Second quarter GeneSight revenue began to factor in reimbursement from a number of Medicaid programs and managed Medicaid plans now pricing and paying for GeneSight under the PLA code (O345U).
•Myriad continues to work on building GeneSight's clinical data, including collaborating with Optum Genomics to create a multi-phase study designed to better understand GeneSight's ability to improve clinical outcomes and reduce healthcare costs.
•Building on a 2020 meta-analysis of the clinical utility of the GeneSight test, which included four prospective, controlled trials and 1,556 unique patients, Myriad is incorporating additional published studies to further measure the utility of combinatorial pharmacogenomics testing for the treatment of Major Depressive Disorder (MDD).

Securities Class Action Settlement
Myriad Genetics reached an agreement to settle the securities class action lawsuit, In re Myriad Genetics, Inc. Securities Litigation, 2:19-cv-00707-JNP-DBP (D. Utah). The settlement, if approved by the United States District Court for the District of Utah, will resolve all claims brought by the plaintiff Los Angeles Fire and Police Pensions Fund, without Myriad Genetics making an admission or the finding of fault, liability, or wrongdoing by Myriad Genetics or any current and former Myriad Genetics employees. Pursuant to the terms of the settlement, Myriad Genetics has agreed to pay a settlement amount of $77.5 million, consisting of at least $20 million in cash to be paid in the third quarter of 2023, and, at Myriad Genetics’ sole election, the remaining $57.5 million in either shares of Myriad Genetics common stock or cash, or a combination thereof, upon the final court approval of the settlement, which is expected to occur in the first quarter of 2024. The company intends to pay the majority of the settlement amount in cash from its cash on hand, operating cash flow and asset based credit facility. Additional details can be found on the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2023.

Liquidity and Cash Flow
In the second quarter, Myriad established a new $90 million asset-based credit facility (the “ABL Facility”) with JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and Bank of America, N.A. The ABL Facility includes an option to increase the maximum principal amount by up to $25 million for a total of $115 million. The ABL Facility replaces the Company’s previous credit facility and matures on June 30, 2026.

(in millions)
Total cash and cash equivalents at end of second quarter of 2023	$127.8
Amount available to draw currently under the asset-based credit facility*	23.5
Expected initial cash payment in the securities class action settlement (third quarter of 2023)**	(20.0)
Estimated capex and cash flow from operations in second half of 2023	(30.0)
Estimated total available cash and cash equivalents and availability under credit facility at year end 2023	$101.3

* The Company plans to increase the size of the ABL facility by $25 million to $115 million by the end of 2023.
** The remaining $57.5 million is to be paid upon the final court approval of the settlement, which is expected to occur in the first quarter of 2024. The company intends to pay the majority of the settlement amount in cash from its cash on hand, operating cash flow and asset based credit facility.

2023 Investor Event
Myriad Genetics will host its 2023 Investor Event at the Dr. Walter Gilbert Innovation Center in South San Francisco on September 19, 2023. The event will commence with a facility tour beginning at 12:00 p.m. EDT followed by a management presentation and Q&A from 1:00 p.m. to 3:00 p.m. EDT. For those unable to attend in person, a webcast will be available at the investor site on www.myriad.com.

Background on Walter Gilbert, Ph.D.
Walter Gilbert, Ph.D, a molecular biology pioneer and co-founder of Myriad Genetics served on the Board of Directors for 28 years and was the company’s first Chairman of the Board. An early proponent of sequencing the human genome, Dr. Gilbert joined Myriad as a founding scientist in 1992 and served in numerous leadership roles which positively impacted the strategic direction and growth of the company. Leading up to his work at Myriad Genetics, Dr. Gilbert won the Nobel Prize in Chemistry in 1980 for his contributions to the development of DNA sequencing technology. He also was a founder of Biogen, Inc. and its Chairman of the Board and Chief Executive Officer from 1981 to 1985, as well as the Carl M. Loeb University Professor at Harvard University.

Financial Guidance
Myriad Genetics reaffirms its 2023 revenue and non-GAAP financial guidance and updates its other GAAP financial guidance to account for the pending settlement of the securities class action lawsuit, as stated in the table below.*

(in millions, except per share amounts)	FY 2023	FY 2023 Comments

Revenue	$730 - $750	2023 annual growth between 8% - 11% over 2022
Gross margin %	68% - 70%	GM expected to fluctuate in any quarter given seasonality
GAAP OPEX	$722 - $742	Increase in the GAAP operating expense range to include expected costs of approximately $80 million associated with the settlement of the securities class action lawsuit
Adjusted OPEX	$535 - $555
GAAP EPS	$(2.75) - $(2.60)	Increase in the GAAP EPS range to include expected costs of approximately $80 million associated with the settlement of the securities class action lawsuit
Adjusted EPS	$(0.36) - $(0.24)	Adjusted EPS is expected to improve through 2023, reaching positive adjusted profitability and adjusted operating cash flow in Q4 '23
*Assumes currency rates as of August 3, 2023

Myriad Genetics' fiscal year 2023 non-GAAP guidance begins with the comparable GAAP financial measure and excludes the estimated impact of stock-based compensation expense of approximately $40.0 million, non-cash amortization associated with acquisitions of approximately $43.0 million and special items such as costs related to transformation initiatives of approximately $24.0 million, legal settlement costs of approximately $80 million, and tax adjustments of approximately $8.0 million.

These projections are forward-looking statements and are subject to the risks summarized in the safe harbor statement at the end of this press release.

Conference Call and Webcast
A conference call will be held today, Thursday, August 3, 2023, at 4:30 p.m. EDT to discuss Myriad Genetics’ financial results and business developments for the second quarter 2023. The dial-in number for domestic callers is 1-800-954-0653. International callers may dial 1-212-231-2921. All callers will be asked to reference reservation number 22027563. An archived replay of the call will be available for seven days by dialing 1-800-633-8284 and entering the reservation number above. The conference call and slide presentation will be available through a live webcast at www.myriad.com.

About Myriad Genetics
Myriad Genetics is a leading genetic testing and precision medicine company dedicated to advancing health and well-being for all. Myriad Genetics provides insights that help people take control of their health and enable healthcare providers to better detect, treat, and prevent disease. Myriad Genetics develops and offers genetic tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where critical genetic insights can significantly improve patient care and lower healthcare costs. For more information, visit www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, BRACAnalysis CDx, Colaris, ColarisAP, MyRisk, Myriad myRisk, MyRisk Hereditary Cancer, myChoice, Tumor BRACAnalysis CDx, MyChoice CDx, Prequel, Prequel with Amplify, Amplify, Foresight, Precise, FirstGene, SneakPeek, SneakPeek Early Gender DNA Test, Health.Illuminated., RiskScore, Prolaris, GeneSight, and EndoPredict are registered trademarks or trademarks of Myriad Genetics, Inc.. All third-party marks—® and ™—are the property of their respective owners. © 2023 Myriad Genetics, Inc. All rights reserved.

Revenue by Product (Unaudited):

	Three months ended June 30,
(in millions)	2023					2022
	WH	ONC	MH	Other	Total	WH	ONC	MH	Other	Total	% Change
Hereditary Cancer	$32.1	$44.6	$—	$—	$76.7	$36.8	$42.6	$—	$—	$79.4	(3)%
Tumor Profiling	—	36.0	—	—	36.0	—	33.5	—	—	33.5	7%
Prenatal	35.6	—	—	—	35.6	33.3	—	—	—	33.3	7%
Pharmacogenomics	—	—	35.2	—	35.2	—	—	33.1	—	33.1	6%
Total Revenue	$67.6	$80.7	$35.2	$—	$183.5	$70.1	$76.1	$33.1	$—	$179.3	2%

	Six months ended June 30,
(in millions)	2023					2022
	WH	ONC	MH	Other	Total	WH	ONC	MH	Other	Total	% Change
Hereditary Cancer	$67.4	$85.0	$—	$—	$152.4	$70.3	$80.0	$—	$—	$150.3	1%
Tumor Profiling	—	73.3	—	—	73.3	—	66.0	—	—	66.0	11%
Prenatal	71.8	—	—	—	71.8	65.2	—	—	—	65.2	10%
Pharmacogenomics	—	—	67.2	—	67.2	—	—	62.4	—	62.4	8%
Other	—	—	—	—	—	—	—	—	0.3	0.3	(100)%
Total Revenue	$139.1	$158.3	$67.2	$—	$364.7	$135.5	$146.0	$62.4	$0.3	$344.2	6%

Business Units:
WH = Women’s Health
ONC = Oncology
MH = Mental Health

Product Categories:
Hereditary Cancer – MyRisk, BRACAnalysis, BRACAnalysis CDx
Tumor Profiling – myChoice CDx, Prolaris, EndoPredict
Prenatal – Foresight, Prequel, SneakPeek
Pharmacogenomics – GeneSight

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(unaudited)
Testing revenue	$183.5	$179.3	$364.7	$344.2
Costs and expenses:
Cost of testing revenue	57.8	49.7	117.0	97.7
Research and development expense	21.2	20.3	43.7	41.5
Selling, general, and administrative expense	140.7	127.1	292.4	237.7
Legal charges pending settlement	77.5	—	77.5	—
Goodwill and long-lived asset impairment charges	—	—	—	10.7
Total costs and expenses	297.2	197.1	530.6	387.6
Operating loss	(113.7)	(17.8)	(165.9)	(43.4)
Other income (expense):
Interest income	0.5	0.4	1.2	0.5
Interest expense	(0.5)	(0.6)	(1.0)	(1.5)
Other	(2.4)	0.1	(3.0)	0.1
Total other expense, net	(2.4)	(0.1)	(2.8)	(0.9)
Loss before income tax	(116.1)	(17.9)	(168.7)	(44.3)
Income tax expense (benefit)	—	(3.8)	2.1	(9.7)
Net loss	$(116.1)	$(14.1)	$(170.8)	$(34.6)
Net loss per share:
Basic and diluted	$(1.42)	$(0.18)	$(2.10)	$(0.43)
Weighted average shares outstanding:
Basic and diluted	81.7	80.4	81.5	80.3

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions, except share information)

	June 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$102.8	$56.9
Marketable investment securities	18.8	58.0
Trade accounts receivable	111.7	101.6
Inventory	22.5	20.1
Prepaid taxes	17.7	17.6
Prepaid expenses and other current assets	20.8	20.4
Total current assets	294.3	274.6
Operating lease right-of-use assets	106.6	103.9
Long-term marketable investment securities	6.2	54.8
Property, plant and equipment, net	112.0	83.4
Intangibles, net	358.8	379.7
Goodwill	287.2	286.8
Other assets	22.1	15.5
Total assets	$1,187.2	$1,198.7
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	39.8	28.8
Accrued liabilities	164.3	94.3
Current maturities of operating lease liabilities	17.0	14.1
Total current liabilities	221.1	137.2
Unrecognized tax benefits	29.0	26.8
Long-term deferred taxes	3.7	3.5
Long-term debt	38.4	—
Noncurrent operating lease liabilities	148.4	130.9
Other long-term liabilities	11.4	14.5
Total liabilities	452.0	312.9
Commitments and contingencies
Stockholders’ equity:
Common stock, 81.9 million and 81.2 million shares outstanding at June 30, 2023 and December 31, 2022, respectively	0.8	0.8
Additional paid-in capital	1,276.8	1,260.1
Accumulated other comprehensive loss	(5.4)	(8.9)
Accumulated deficit	(537.0)	(366.2)
Total stockholders' equity	735.2	885.8
Total liabilities and stockholders’ equity	$1,187.2	$1,198.7

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)

	Six months ended June 30,
	2023	2022
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(170.8)	$(34.6)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	32.7	25.9
Non-cash lease expense	5.8	5.7
Stock-based compensation expense	18.7	20.5
Deferred income taxes	(0.7)	(10.6)
Unrecognized tax benefits	2.3	(0.2)
Net realized losses on marketable investment securities	1.4	—
Impairment of goodwill and long-lived assets	—	10.7
Other non-cash adjustments	1.7	0.4
Changes in assets and liabilities:
Prepaid expenses and other current assets	—	2.3
Trade accounts receivable	(10.1)	(18.9)
Inventory	(2.3)	(0.1)
Prepaid taxes	(0.1)	(0.9)
Other assets	(5.1)	(0.4)
Tenant improvement allowance received	16.3	—
Accounts payable	10.7	(8.2)
Accrued expenses and other liabilities	65.3	(82.9)
Deferred revenue	0.1	(4.9)
Net cash used in operating activities	(34.1)	(96.2)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(42.3)	(13.0)
Purchases of marketable investment securities	—	(85.5)
Proceeds from maturities and sales of marketable investment securities	88.7	45.2
Net cash provided by (used in) investing activities	46.4	(53.3)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued under stock-based compensation plans	—	3.0
Fees associated with issuance of revolving credit facility	(5.1)	(5.3)
Proceeds from revolving credit facility	40.0	—
Fees associated with issuance of revolving credit facility	(1.4)	—
Net cash provided by (used in) financing activities	33.5	(2.3)
Effect of foreign exchange rates on cash, cash equivalents, and restricted cash	0.5	(0.8)
Net increase (decrease) in cash, cash equivalents, and restricted cash	46.3	(152.6)
Cash, cash equivalents, and restricted cash at beginning of the period	66.4	258.8
Cash, cash equivalents, and restricted cash at end of the period	$112.7	$106.2

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the company's updated fiscal year 2023 financial guidance, the company's goal of adjusted profitability by the fourth quarter of 2023 and sustainable 10%+ annual revenue growth, statements relating to the securities class action settlement subject to court approval, including the expected timing of the initial $20 million cash payment in the third quarter of 2023 and the payment of the remaining $57.5 million in the first quarter of 2024, and the company's intention to pay the majority of the settlement amount in cash from its cash on hand, operating cash flow and asset based credit facility, the company's expected capital expenditures and cash flow from operations for the second half of 2023, and the company's estimated total available cash and credit at year end 2023. These “forward-looking statements” are management’s present expectations of future events as of the date hereof and are subject to a number of known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially and adversely from those anticipated. These risks include, but are not limited to: the risk that sales and profit margins of the company’s existing tests may decline or that the company may not be able to operate its business on a profitable basis; risks related to the company’s ability to achieve certain revenue growth targets and generate sufficient revenue from its existing product portfolio or in launching and commercializing new tests to be profitable; risks related to changes in governmental or private insurers’ coverage and reimbursement levels for the company’s tests or the company’s ability to obtain reimbursement for its new tests at comparable levels to its existing tests; risks related to increased competition and the development of new competing tests; continued uncertainties associated with COVID-19, including its possible effects on the company's operations and the demand for its products; the risk that the company may be unable to develop or achieve commercial success for additional tests in a timely manner, or at all; the risk that the company may not successfully develop new markets or channels for its tests, including the company’s ability to successfully generate substantial revenue outside the United States; the risk that licenses to the technology underlying the company’s tests and any future tests are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with constructing and operating the company’s laboratory testing facilities; risks related to public concern over genetic testing in general or the company’s tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to the company’s ability to obtain new corporate collaborations or licenses and acquire or develop new technologies or businesses on satisfactory terms, if at all; risks related to the company’s ability to successfully integrate and derive benefits from any technologies or businesses that it licenses, acquires or develops; the risk that the company is not able to secure additional financing to fund its business, if needed, in a timely manner or on favorable terms, if it all; risks related to the company’s projections about the potential market opportunity for the company’s current and future products;

the risk that the company or its licensors may be unable to protect or that third parties will infringe the proprietary technologies underlying the company’s tests; the risk of patent-infringement claims or challenges to the validity of the company’s patents; risks related to changes in intellectual property laws covering the company’s tests, or patents or enforcement, in the United States and foreign countries; risks related to security breaches, loss of data and other disruptions, including from cyberattacks; risks of new, changing and competitive technologies in the United States and internationally and that the company may not be able to keep pace with the rapid technology changes in its industry, or properly leverage new technologies to achieve or sustain competitive advantages in its products; the risk that the company may be unable to comply with financial operating covenants under the company’s credit or lending agreements; risks related to the company’s inability to achieve and maintain effective disclosure controls and procedures and internal control over financial reporting; risks related to current and future investigations, claims or lawsuits, including derivative claims, product or professional liability claims, including the risk that the court does not approve the settlement of the class action lawsuit, and risks related to the amount of the company's insurance coverage limits and scope of insurance coverage with respect thereto; and other factors discussed under the heading “Risk Factors” contained in Item 1A of the company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 1, 2023 as updated in the company's Quarterly Report on Form 10-Q filed with the SEC on May 4, 2023, as well as any further updates to those risk factors filed from time to time in the company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Myriad is not under any obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

Statement regarding use of non-GAAP financial measures
In this press release, the company’s financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the company’s core operating results and comparison of operating results across reporting periods. Management also uses non-GAAP financial measures to establish budgets and to manage the company’s business. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the schedules below and a description of the adjustments made to the GAAP financial measures is included at the end of the schedules.
The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Reconciliation of GAAP to Non-GAAP Financial Measures
for the Three and Six Months ended June 30, 2023 and 2022
(unaudited data in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Adjusted Gross Margin
GAAP Gross Profit (1)	$125.7	$129.6	$247.7	$246.5
Equity compensation	0.4	0.2	0.7	0.5
Acquisition - amortization of intangible assets	0.3	—	0.6	—
Transformation initiatives	0.2	—	0.2	—
Adjusted Gross Profit	$126.6	$129.8	$249.2	$247.0
Adjusted Gross Margin	69.0%	72.4%	68.3%	71.8%
(1) Consists of total revenues less cost of testing from the Condensed Consolidated Statements of Operations.

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Adjusted Operating Expenses
GAAP Operating Expenses (1)	$239.4	$147.4	$413.6	$289.9
Acquisition - amortization of intangible assets	(10.3)	(10.1)	(20.6)	(20.3)
Goodwill and long-lived asset impairment charges	—	—	—	(10.7)
Equity compensation	(10.8)	(9.9)	(17.9)	(19.7)
Transformation initiatives	(6.2)	(3.7)	(17.8)	(7.7)
Legal charges, net of insurance reimbursement	(77.9)	1.6	(78.2)	12.9
Other adjustments	(0.8)	—	(1.2)	0.9
Adjusted Operating Expenses	$133.4	$125.3	$277.9	$245.3
(1) Consists of research and development expense, selling, general, and administrative expense, and goodwill and long-lived asset impairment charges from the Condensed Consolidated Statements of Operations.

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Adjusted Operating Income (Loss)
GAAP Operating Loss	$(113.7)	$(17.8)	$(165.9)	$(43.4)
Acquisition - amortization of intangible assets	10.7	10.1	21.3	20.3
Goodwill and long-lived asset impairment charges	—	—	—	10.7
Equity compensation	11.1	10.1	18.5	20.2
Transformation initiatives	6.4	3.7	18.0	7.7
Legal charges, net of insurance reimbursement	77.9	(1.6)	78.2	(12.9)
Other adjustments	0.8	—	1.2	(0.9)
Adjusted Operating Income (Loss)	$(6.8)	$4.5	$(28.7)	$1.7

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Adjusted Net Income (Loss) (1)
GAAP Net Loss	$(116.1)	$(14.1)	$(170.8)	$(34.6)
Acquisition - amortization of intangible assets	10.7	10.1	21.3	20.3
Goodwill and long-lived asset impairment charges	—	—	—	10.7
Equity compensation	11.1	10.1	18.5	20.2
Transformation initiatives	6.4	3.7	18.0	7.7
Legal charges, net of insurance reimbursement	77.9	(1.6)	78.2	(12.9)
Other adjustments	0.8	—	1.2	(0.9)
Tax adjustments	2.8	(4.7)	9.8	(9.8)
Adjusted Net Income (Loss)	$(6.4)	$3.5	$(23.8)	$0.7
Weighted average shares outstanding:
Basic	81.7	80.4	81.5	80.3
Diluted	81.7	81.0	81.5	81.0
Adjusted Earnings Per Share
Basic	$(0.08)	$0.04	$(0.29)	$0.01
Diluted	$(0.08)	$0.04	$(0.29)	$0.01
(1) To determine Adjusted Earnings Per Share, or adjusted EPS.

Adjusted Free Cash Flow Reconciliation
for the Three and Six Months Ended June 30, 2023 and 2022
(unaudited data in millions)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flow from operations	$(0.9)	$(49.7)	$(34.1)	$(96.2)
Transformation initiatives	6.4	3.7	12.3	7.7
Legal charges, net of insurance reimbursement	0.4	47.0	2.2	49.9
Other adjustments	—	—	0.4	—
Adjusted operating cash flow	$5.9	$1.0	$(19.2)	$(38.6)
Capital expenditures	(18.8)	(6.7)	(42.3)	(13.0)
Adjusted free cash flow(1)	$(12.9)	$(5.7)	$(61.5)	$(51.6)
(1) The company has revised its Adjusted Free Cash Flow metric in the quarter ended June 30, 2022 to exclude the tax impact, if any, associated with non-GAAP adjustments.

Following is a description of the adjustments made to GAAP financial measures:
•Acquisition – amortization of intangible assets – represents recurring amortization charges resulting from the acquisition of intangible assets.
•Goodwill and long-lived asset impairment charges – impairment charges on long-lived assets and goodwill.
•Equity compensation – non-cash equity-based compensation provided to Myriad Genetics employees and directors.
•Transformation initiatives – transitory costs such as consulting and professional fees related to transformation initiatives, additional rent as a result of the build-out of the company's new laboratories in Salt Lake City, Utah and in South San Francisco, California, while maintaining its current laboratories in those locations, re-location costs of equipment to new laboratories, severance costs, and accelerated depreciation in connection with the company's decision to cease the use of its former corporate headquarters in Salt Lake City, Utah. With respect to the adjusted free cash flow reconciliation, the cash flow effect of transformation initiatives excludes non-cash items such as accelerated depreciation.
•Legal charges, net of insurance reimbursement – one-time legal expenses, net of insurance reimbursement. With respect to the adjusted free cash flow reconciliation, the cash flow effect includes cash paid for settlements in the related period.
•Other adjustments – other one-time non-recurring expenses including consulting and professional fees related to prior year acquisitions, changes in the fair value of contingent consideration related to acquisitions from prior years and reclassifications of cumulative translation adjustments to income upon liquidation of an investment in a foreign entity.
•Tax adjustments – tax expense/(benefit) due to non-GAAP adjustments, differences between stock compensation recorded for book purposes as compared to the allowable tax deductions, and valuation allowance recognized against federal and state deferred tax assets in the United States. A valuation allowance of $37.2 million was not recognized for non-GAAP purposes given the company's historical and forecasted positive earnings performance.